Exhibit 77d

Artisan Funds, Inc.
1940 Act File No. 811-8932
Report on Form N-SAR for the period ended September 30, 2008
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Sub-Item 77D:     Policies with respect to security investments

      Effective June 12, 2008, Artisan Global Value Fund and Artisan International Value Fund may invest up to 10% of its net assets measured at the time of purchase in participation certificates. The changes were incorporated into Artisan Funds' Investor Shares and Institutional Shares prospectuses dated January 28, 2008, as supplemented June 12, 2008 and Artisan Funds' Investor Shares and Institutional Shares statements of additional information dated January 28, 2008, as supplemented June 12, 2008.